Exhibit 2.2*	Assets Purchase Agreement by and among Registrant and P. Terreri and J. Giulii dated August 14, 2007

ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (“Agreement”) is made and entered into this day of April, 2007, by American Home Food Products, Inc., a New York corporation (“the Seller”) and Peter Terreri and Joseph Giulii, or their designee (“Purchaser”).

W I T N E S S E T H:

          WHEREAS, the Seller has exclusive ownership of various product formulations and trademarks for products that are manufactured and marketed into the retail and commercials channels for building materials (“Business”);

          WHEREAS, the Seller is desirous of entering into a new business venture and simultaneously wishes to sell the Business to the Purchaser;

          WHEREAS, Purchaser desires to purchase from the Seller and Seller desires to sell, assign, transfer and deliver to Purchaser, 100% of its ownership interest in the Business, all of which shall be undertaken pursuant to the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, all of which the parties deem as adequate consideration, the parties agree as follows:

ARTICLE I
DEFINITIONS

(a)      The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized by law to close.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance with respect to such property or asset.

          “Permitted Lien” means (i) any Lien for which the underlying liability is disclosed on the Financial Statements, (ii) any Lien for taxes not yet due or being contested in good faith or (iii) any Lien which does not materially detract from the value or materially interfere with the use of any asset as currently used in the Business.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          “Tax or Taxes” means all taxes, fees or assessments in the nature of taxes of Seller, including without limitation, all federal, state, county and local income, unemployment, ad valorem, excise, sales, use and gross receipts taxes, together with any interest and penalties thereon imposed by any Taxing Authority whether arising prior to, on or after the Closing Date.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition of any Tax.

(b)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Assumed Debt	2.02
Benefit Arrangements	3.11(b)
Bill of Sale	10.02(b)
Closing	10.01
Closing Date	10.01
Deposit	2.02
Excluded Assets	2.06
Improper Claim	7.03(a)(ii)(C)
Indemnifying Party	7.03(b)
Indemnified Party	7.03(b)
License Fees	2.01A
Non-Tendering Party	7.03(a)
Personal Claim	7.03
Proper Claim	7.03(a)(i)
Proprietary Rights	2.05
Purchase Price	2.02
Purchaser’s Indemnitees	7.01
Purchaser’s Losses	7.01
Seller’ Indemnitees	7.02
Seller’ Losses	7.02
Tendering Party	7.03(a)
Third-Party Claim	7.03

ARTICLE II
PURCHASE OF ASSETS

2.01	Assets Purchased. On the terms and subject to the conditions set forth in this Agreement;

A.

Seller agree to sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from the Seller on the Closing Date, all of Seller’s right, title and interest in the Business. The Business shall be transferred to the Purchaser at the closing free and clear of all encumbrances and shall specifically include, all rights of the Seller with respect to marks, trade names, trademarks, copyrights, copyright applications, websites, product formulations, customer files, know-how and logos as listed on Schedule 2.01A (“Proprietary Rights”). Seller and Purchaser agree that the Exclusive Licensing Agreement between the Seller and an affiliate of the Purchaser, CGM, Inc. entered into January, 2003 shall terminate on the Closing Date and shall have no further force or effect, and that the Purchaser shall cause CGM to make a final payment to the Seller at the Closing for all accrued and unpaid royalties owing to the Seller up to the Closing Date. (“License Fees”).

2.02

Purchase Price. The total Purchase Price (as defined herein) for the Business shall be: (i) eight hundred and fifty thousand dollars ($850,000 USD)) payable to the Seller at the Closing, and (ii) Purchaser’s assumption of seventy three thousand dollars ($73,000) of the Seller’s unsecured obligations as set forth on Schedule 2.02 (“Assumed Debt”), (iii) payment of License Fees. The full amount of the cash component of the Purchase Price and Licensee Fees shall be paid to the Seller on the Closing Date by wire transfer of immediately available funds to an account designated by Seller’s in writing prior to the Closing Date. Upon the execution of this Agreement, the Purchaser shall pay to Seller a cash deposit equal to twenty five thousand dollars ($25,000) (“Deposit”), which shall be deducted from the Purchase Price at the Closing. However, if this Agreement shall not close within seventy-five (75) days from the date this Agreement is executed, this Agreement shall be deemed null and void, except for this subsection 2.01, whereby the Seller shall remain obligated to repay the Deposit in full to the Purchaser in five (5) equal monthly installments that shall be in the form of cash paid to the Purchaser of the reduction of certain monthly revenues that are owed to the Seller by the Purchaser until such time as the Business is transferred to the Purchaser.

2.03

Excluded Assets. It is expressly understood and agreed by the parties hereto that the following assets of Seller and/or the Business are specifically excluded and excepted from this Agreement and shall at all times remain the property of Seller (collectively, “Excluded Assets”):

(a)	Any and all other assets owned by the Seller, including new assets and the business it intends to acquire upon the Closing of this Agreement.

2.04

Purchase Price Allocation. Seller and Purchaser covenant and agree that the Purchase Price shall be allocated in accordance with Section 1060 of the Internal Revenue Code and the regulations thereunder. Seller and Purchaser agree that the allocation of the Purchase Price as set forth on Schedule 2.04 is correct. Seller and Purchaser each hereby covenant and agree that it will not take a position on any income tax return before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.04.

2.05

Excluded Assumed Liabilities. At the Closing, and thereafter, it is acknowledged and agreed that Purchaser shall not assume or be responsible for any liabilities of the Seller other than those Assumed Debts enumerate on Schedule 2.02.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represent and warrant to Purchaser the following:

3.01	Organization, Standing and Authority of Seller.

(a)

The Seller is duly organized, validly existing and in good standing under the laws of the State of New York. The Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller is the same legal entity that formerly did business under the corporate name Novex Systems International, Inc., until its shareholders voted to change the name to American Home Food Products, Inc. at its annual shareholders meeting on January 28, 2005.

(b)

The execution and delivery of this Agreement by the Seller along with the performance of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement and all documents required to be executed and delivered by the Seller hereunder constitute legal, valid and binding obligations of the Company that are enforceable against Seller in accordance with their terms.

3.02

Government Authorizations. That to the best of Seller’s knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or other governmental or regulatory authority is required in connection with the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. Seller will provide Purchaser with all information necessary to affect the recording and transfer of the Proprietary Rights to the Purchaser.

3.03	Proprietary Rights.

(a)	Schedule 3.02 lists all U.S. and foreign names, patents, patent applications, marks, trade names, trademarks, copyrights, copyright applications and logos used solely in the Business.

(b)

Except as set forth on Schedule 3.03(b), no proceedings have been instituted or are pending or, to the best of Seller’ knowledge, threatened which challenge the validity of the ownership or use by Seller or the Business of the Proprietary Rights.

(c)	Seller have no knowledge of the infringing use of any Proprietary Rights or the infringement of any of such Proprietary Rights by any other person.

3.04

Compliance with Laws. Except as set forth on Schedule 3.04, the Business has substantially complied with and is in substantial compliance with all federal, state, local and foreign laws, statutes, regulations and judicial and/or administrative decisions applicable to the Business, except for any non-compliance which does not have, individually or in the aggregate, a Material Adverse Effect.

3.05

Litigation. Except as set forth on Schedule 3.05, to the best of Seller’ knowledge, there is no suit, claim, action, arbitration, proceeding or investigation, pending or threatened, against Seller relating to the Business.

3.06	Brokerage. No broker, finder or agent has acted directly or indirectly for Seller and/or the Business in connection with this Agreement or with the transactions contemplated hereby.

3.07

Lien Waiver. Seller shall receive prior written approval from any and all holders of UCC-1 security interests in the Business being purchased by the Purchasers pursuant to this Agreement and that at the Closing, such Business can be properly and rightfully conveyed to the Purchaser as the owner of the Business. Seller further represents that its closing of the purchase of 100% of the membership interests in Artisanal Cheese, LLC will precede the closing of this Agreement and that upon the closing of the Artisanal acquisition, the Business will be deemed a non-material asset of the Seller and that any and all claims against the Seller, whether known, unknown or contingent shall not be impaired by the Seller’s sale of the Business to the Purchaser. Seller further represents that it satisfied all its obligations with its former lender, Dime Commercial Corp, which took a collateral assignment interest in the Proprietary Rights, and that such satisfaction is codified in a written release that the Seller will delivery as a condition to closing.

3.08

Assumed Debt. Seller represents and warrants that obligations appearing on Schedule 2.02 are unsecured trade payables. Seller further represents that the claims are dormant, other than for Reed Database, and that the creditors no longer communicate with the Seller, nor respond to periodic confirmation of debt requests from the Seller’s independent auditors.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLING
SHAREHOLDERS

(Intentionally Omitted – Seller is a publicly-traded company and the Agreement doesn’t require shareholder approval).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to Seller the following:

5.01	Organization, Good Standing and Authority of Purchaser.

(a)

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Pennsylvania. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)

The execution and delivery by Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and all documents required to be executed and delivered by Purchaser hereunder constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

5.02

No Conflict. Neither the execution and delivery of this Agreement nor the Purchaser’s performance of the transactions contemplated herein will violate or conflict with any provisions of Purchaser’s Articles of Incorporation or By-Laws. Purchase agrees that the consummation and closing of this Agreement shall terminate any rights that its affiliated entity, CGM, Inc, shall have in an Exclusive Licensing Agreement with the Seller.

5.03	Broker’s or Finder’s Fees. No broker, finder or agent has acted directly or indirectly for Purchaser in connection with this Agreement or with the transactions contemplated by this Agreement.

5.04	No Financing Contingency. As of the Closing Date, Purchaser shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and any other amounts to be paid by it hereunder in full, other than for the Assumed Debt.

5.05

Litigation. There is no action, suit, investigation or proceeding pending, or to the knowledge of Purchaser threatened, against Purchaser before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.01

Accounts. On and after the Closing Date, Seller shall, within five (5) days after receipt, forward to Purchaser any monies received by Seller with respect to any goods and/or services delivered and/or performed by the Business after the Closing Date.

6.02

Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser and Seller will each use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations, to consummate the transactions contemplated by this Agreement. Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate the transactions contemplated by this Agreement and to vest in Purchaser good title to the assets owned by the Company.

6.03	Access.

(a)

On and after the Closing Date, Purchaser will afford promptly to Seller and its agents reasonable access to the Business’ properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to determine any matter relating to its rights and obligations with respect to any event occurring or period ending before the Closing Date (including, without limitation, the ability to make copies of books and records, as Seller deems necessary); provided that any such access by Seller shall not unreasonably interfere with the conduct of the Business.

(b)	Within ten (10) days from the Closing, Seller shall deliver to the Purchaser customer files and related information about the Business in its possession.

6.04	Plant Closing Notification. (Not Applicable).

6.05	Taxes.

(a)

Seller shall (i) timely file on or after the Closing Date, all Tax returns required to be filed by it for periods prior to the Closing Date and (ii) timely pay all Taxes due by it for periods prior to the Closing Date.

(b)	Purchaser shall pay all transfer, documentary, sales, use, stamp, registration and other such taxes or fees incurred arising out of this Agreement.

6.06	Disclosure Schedules.

(a)

At any time and from time to time prior to the Closing Date, Seller may deliver to Purchaser revised Schedules as may be necessary to make the representations and warranties of Seller contained herein true on the date hereof and/or on and as of the Closing Date. Any delivery made by Seller pursuant to the preceding sentence shall not affect any right which Purchaser may have to elect not to close pursuant to Article IX if any matter disclosed in the revised Schedules has a Material Adverse Effect, but if Purchaser consummates the Closing, then the accuracy of the representations and warranties of Seller, whether made on the date hereof or on and as of the Closing Date, shall for all purposes of this Agreement be determined with reference to the Schedules as revised by Seller pursuant to the first sentence of this Section 6.06(a). Seller shall provide Purchaser with such additional information in their possession as the Purchaser may reasonably request relating to any Schedules revised pursuant to this Section 6.06(a).

(b)

If at any time prior to the date hereof or from the date hereof to the Closing Date, Purchaser is or becomes aware of any matter which should be disclosed by Seller in a Schedule, Purchaser shall promptly provide notice to Seller of such matter.

6.07

Non-Compete Covenant. For a period of five (5) years measured from the effective date of this Agreement, Seller will not directly or indirectly engage in any business that competes with the Business being sold to the Seller. The covenant shall apply to the geographical area that includes the entire United States and all other countries and territories where the Proprietary Rights are being, or may be marketed by the Purchaser after the Closing Date.

ARTICLE VII
INDEMNIFICATION

7.01

Seller’s Indemnification. Seller agrees to indemnify, defend and hold Purchaser, its directors, officers, employees, subsidiaries and affiliates, and the successors and assigns of any of the foregoing (“Purchaser’s Indemnitees”), harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorney’s fees), fines, penalties, judgments and amounts paid in settlement imposed on, asserted against or incurred by Purchaser’s Indemnitees and which arise out of, in connection with, result from or are incident to any of the following (collectively, “Purchaser’s Losses”):

(a)

misrepresentations or breaches of any representation or warranty (but only to the extent Purchaser has fully complied with its obligations set forth in Section 6.06(b)), covenant, obligation or agreement of Seller in this Agreement or in any document or agreement furnished or to be furnished by Seller under this Agreement; and

(b)	any claim of product liability or personal injury arising from products sold prior to the Closing Date;

(c)	any liability for Taxes of Seller;

(d)	any claim, action, suit or demand for any legal, administrative or other proceeding identified on Schedule 3.10;

(e)

any liability arising from employee benefit plans retained by Seller, worker’s compensation or long-term disability claims arising from conduct or events occurring prior to the Closing Date, whether or not asserted as of the Closing Date; and

all claims, demands, damages, costs, expenses, losses, liabilities, penalties, fines, suits and proceedings (including attorney’s fees) arising or resulting from (i) the violation of or the enforcement by any federal, state or local governmental entity or any third party of any Environmental Laws or the remediation of hazardous materials (as defined in the Environmental Laws) resulting from the operation of the Business; (ii) any liability relating to the Business claimed to arise under any Environmental Law, as now or hereafter enacted, reauthorized or amended, arising out of facts or circumstances occurring prior to the Closing Date, or otherwise arising out of or resulting from the operation of the Business prior to the Closing Date; or (iii) conditions caused, events occurring or activities at the Real Property or with respect to the Business prior to the Closing Date which result in any emission, disposal, deposit, contamination, release or discharge of hazardous materials or regulated substances (whether on or off of the Real Property) covered or regulated by Environmental Laws.

7.02

Purchaser’s Indemnification. Purchaser agrees to indemnify, defend and hold Seller, its directors, officers, employees, subsidiaries, affiliates and the successors and assigns, of any of the foregoing (“Seller’ Indemnitees”) harmless from and against any and all claims, liabilities, obligations, demands, damages, losses, costs, expenses (including reasonable attorney’s fees), fines, penalties, judgments and amounts paid in settlement, imposed on, asserted against or incurred by

Seller’ Indemnitees and which arise out of, in connection with, result from or are incident to any of the following (collectively, “Seller’ Losses”):

(a)

misrepresentations or breaches of any representation or warranty, covenant, obligation or agreement of Purchaser in this Agreement or in any document or agreement furnished or to be furnished by Purchaser under this Agreement;

(b)	any liabilities and/or obligations of the Business, provided the events or circumstances giving rise to any such liability and/or obligation occurred after the Closing Date.

7.03

Claim for Indemnification. Any party seeking indemnification under the provisions of this Agreement, within ninety (90) days after the time it discovers that it has a claim against another party (a “Personal Claim”) or promptly upon receipt of written notice of any claim or the service of a summons or other initial legal process upon it in any action instituted against it which relates to this Agreement (a “Third-Party Claim”), shall give written notice of such claim, or the commencement of such action, to the party from whom indemnification will be sought hereunder.

(a)

Third Party Claim. In the event of a Third-Party Claim, the party seeking indemnification (“Tendering Party”) shall tender the defense of such Third Party Claim to the party from whom indemnification is sought (“Non-Tendering Party”). The Non-Tendering Party shall, within ten (10) days after the receipt thereof, inform the Tendering Party in writing that the Non-Tendering Party will either:

(i)

Accept the Tender of the Defense Without a Reservation of Rights. If the Non-Tendering Party agrees that the Third Party Claim is a claim for which indemnification is provided for pursuant to the terms of this Agreement (“Proper Claim”), the Non-Tendering Party shall accept the tender of the defense without a reservation of rights. In such an event the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim and shall indemnify the Tendering Party in accordance with this Article VII.

(ii)

Accept the Tender of the Defense With a Reservation of Rights. If the Non-Tendering Party questions whether the Third Party Claim is a Proper Claim, the Non-Tendering Party may accept the tender of the defense with a reservation of rights. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order to determine whether it is a Proper Claim. While the arbitration is pending, the Non-Tendering Party shall control all aspects of the defense of such Third Party Claim. If the decision of the arbitrator(s) is that it is:

(A)

a Proper Claim, and the Third Party Claim is still pending, the Non-Tendering Party shall continue the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article VII;

(B)	a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold the Tendering Party harmless in accordance with this Article VII;

(C)

a claim for which indemnification is not provided for pursuant to the terms of this Agreement (“Improper Claim”), and the Third Party Claim is still pending, the Non-Tendering Party shall return all aspects of the defense of such Third Party Claim immediately to the Tendering Party. In such an event, the Tendering Party shall assume the control of all aspects of the defense of such Third Party Claim immediately and shall reimburse the Non-Tendering Party for all costs and Expenses (including, but not limited to, reasonable attorneys fees) incurred by the Non-Tendering Party in the defense of such Third Party Claim; or

(D)

an Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall reimburse the Non-Tendering Party for all costs and expenses (including, but not limited to reasonable attorneys fees) incurred by the Non-Tendering Party in the defense of such Third Party Claim and shall reimburse the Non-Tendering Party for all amounts paid by the Non-Tendering Party for judgments or settlements relating to such Third Party Claim.

(iii)

Reject the Tender of the Defense. If the Non-Tendering Party decides that the Third Party Claim is an Improper Claim, the Non-Tendering Party shall reject the tender of the defense. In such an event, the Non-Tendering Party shall submit such Third Party Claim to arbitration immediately in order determine whether it is a Proper Claim. While the arbitration is pending, the Tendering Party shall control all aspects of the defense of such Third Party Claim. If the decision of the arbitrator(s) is that it is:

(A)	a Proper Claim, and the Third Party Claim is still pending, the Tendering Party shall transfer the control of all aspects of the defense of such Third Party Claim to the Non-

Tendering Party. The Non-Tendering Party shall assume the defense of such Third Party Claim immediately and shall reimburse the Tendering Party for all costs and expenses (including, but not limited to, reasonable attorneys fees) incurred by the Tendering Party in the defense of such Third Party Claim and shall defend, indemnify and hold the Tendering Party harmless in accordance with this Article VII;

(B)	a Proper Claim, but the Third Party Claim has already been concluded, the Non-Tendering Party shall indemnify and hold the Tendering Party harmless in accordance with this Article VII;

(C)	an Improper Claim, and the Third Party Claim is still pending, the Tendering Party shall continue to control all aspects of the defense of such Third Party Claim; or

(D)	an Improper Claim, but the Third Party Claim has already been concluded, the Tendering Party shall bear all Losses incurred by the Tendering Party relating to such Third Party Claim.

(b)

Personal Claim. In the event of a Personal Claim, the party from whom indemnification is sought (“Indemnifying Party”) shall, within thirty (30) days after the receipt of the claim for indemnification, send written notice to the party seeking indemnification (“Indemnified Party”) indicating whether the claim is disputed. If the claim is disputed, the Indemnifying Party shall submit the matter to arbitration in order to determine if it is a Proper Claim and, if it is a Proper Claim, to determine the amount of such claim. To the extent that the arbitrator(s) rules that a Personal Claim is a Proper Claim and/or to the extent that a Personal Claim is not disputed, the Indemnifying Party shall promptly indemnify the Indemnified Party in accordance with Article VII.

7.04

Arbitration Procedure. Any arbitration conducted pursuant to this Article VII shall be conducted in accordance with the rules of the American Arbitration Association. If a party is required to submit a matter to arbitration pursuant to Section 7.04, and such party fails or refuses to do so within ten (10) days, the other party may submit the matter to arbitration. In any matter which is submitted to arbitration pursuant to this Article VII, the party seeking indemnification shall bear the burden of proof. If the prevailing party is the party seeking indemnification, the prevailing party shall be entitled to receive from the indemnifying party all sums due under the indemnification provisions plus all costs and reasonable attorneys’ fees incurred by the prevailing party relating to the arbitration.

7.05

Limitation on Indemnification. The indemnification obligations of Seller provided for in Section 7.01 shall upon the expiration of any applicable statue of limitations with respect the claim filed. The indemnification obligations of the Purchaser shall expire one (1) year from the Closing Date.

ARTICLE VIII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

          Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Seller’ obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VIII by the time for Closing on the Closing Date, except to the extent that such satisfaction is waived in writing by Seller.

8.01

Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all respects on the date hereof, and shall be true and correct in all respects on the Closing Date as though such representations and warranties were again made, without exception or deviation, on the Closing Date.

8.02	Performance of this Agreement. Purchaser shall have duly performed or complied with all the obligations under this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

8.03

Absence of Proceedings. No proceeding shall have been instituted or threatened on or before the Closing Date by any Person, the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement, or which had or could have a material adverse effect on the business of Purchaser.

ARTICLE IX
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

          Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Purchaser’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article IX by the time for Closing on the Closing Date, except to the extent that such satisfaction is waived by Purchaser in writing.

9.01

Representations and Warranties of Seller. All representations and warranties made by the Seller in this Agreement shall be true and correct in all respects on the date hereof, and shall be true and correct in all respects on the Closing Date as though such representations and warranties were made again, without exception or deviation, on the Closing Date.

9.02	Material Adverse Effect. There shall not exist any matter on the Closing Date which has a Material Adverse Effect and which was not disclosed to Purchaser in a Schedule on the date hereof.

9.03

Performance of this Agreement. Seller shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

9.04

Absence of Proceedings. No proceeding shall have been instituted or threatened on or before the Closing Date by any Person against Seller the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement.

ARTICLE X
CLOSING

10.01

Closing. The closing of the purchase and sale of the Assets pursuant to this Agreement (“Closing”) shall take place on the same closing day as the Seller planned transaction to acquire Artisanal Cheese, LLC, (“Closing Date”), at the offices of Artisanal’s Counsel in the Borough of Manhattan in New York City, or at such other place as may be mutually agreed upon by the parties. The Closing shall be effective as of 12:00:01 a.m. on the Closing Date.

10.02	Deliveries of Seller. Seller shall deliver to Purchaser at the Closing:

(a)

a corporate resolutions signed by the Seller’s president authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect;

(b)	the Bill of Sale in the form attached hereto as Schedule 10.02(b) (“Bill of Sale”);

(c)	Non-Compete Agreement by the Seller;

(d)	all documents pertaining to the Seller’s ownership of the Proprietary Rights;

(e)	Release from Dime Commercial Corp.;

(f)	such other Closing documents as Purchaser may reasonably request.

10.03	Deliveries of Purchaser. Purchaser shall deliver to Seller’s at the Closing:

	(a)	the cash amount equal to the Purchase Price in this Agreement (less the Deposit);

(b)

          a corporate resolution signed by the Purchaser’s president authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated in this Agreement, which certification shall recite that such resolutions have not been subsequently amended, modified or rescinded and are in full force and effect;

	(c)	all accrued and outstanding payments due to the Seller by CGM, Inc. for paid royalty revenues due under the Exclusive Licensing Agreement up to the Closing; and

	(d)	such other Closing documents as Purchaser may reasonably request.

ARTICLE XI
EXPENSES

          Purchaser and Seller will bear their own respective expenses, including, without limitation, counsel and accountants’ fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.

ARTICLE XII
MISCELLANEOUS

12.01

Notices. Any notices, requests, claims, demands, instructions and other communications to be given hereunder to any party shall be in writing and delivered in person, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission with a confirmed telephonic transmission answer back, to the following addresses (or at such other address or number as is given in writing by one party to the others pursuant hereto):

If to Seller:	American Home Foods Products
42 Forest Lane
Bronxville, New York 10708
Attn: Daniel W. Dowe

Telephone No.: (914)-961-7828
Telecopy No.: (914)-337-0846
Email: ddowe@ix.netcom.com

If to Purchaser:	Mr. Peter Terreri
1445 Ford Road
Bensalem, PA 19020
Telephone No.: 215-638-4400
Telecopy No.: 215-638-7949
Email: prterreri@aol.com

12.02	Amendments. This Agreement may be amended only upon the mutual written consent of the parties hereto.

12.03

Duplicates, Originals Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

12.04

Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

12.05

Non-Assignability. Neither of the parties hereto may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other party.

12.06

Public Announcements. Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement relating to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the consent of the other party (which consent shall not be unreasonably withheld or delayed) except as may be required by law.

12.07	Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

12.08

Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York. All parties to this Agreement hereby submit to the personal and subject matter jurisdiction and venue of the state and federal courts located in the County of New York, State of New York.

12.09	Severability. In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality,

invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void provision(s) with such which correspond best to the intentions of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date hereinbefore stated.

WITNESS:	AMERICAN HOME FOOD PRODUCTS, INC.

By:
Title:
Addr:

WITNESS:
(Print Entity Name)

By:
Title:
Addr: